Exhibit 10.19

Corporate Address
Fannin South Professional
Building, Suite 140
7707 Fannin Street
Houston, Texas 77054
t: 832.968.4888

EMPLOYMENT AGREEMENT

January 1, 2020

Scott Dahlbeck

49 Vineyard Dr, San Antonio, TX 78257

Dear Scott:

Kiromic, Inc, a Delaware corporation (the “Company”) is pleased to offer you employment with the Company on the following terms:

1.                                     Position. Your initial title will be Chief Medical Officer and Head of Clinical Operations is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that is in any way competitive with the business or proposed business of the Company, nor will you assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the  Company  and that you have  provided  the Company copies of any employment or consulting agreements  with ongoing obligations and that you have read and accept the Kiromic company policies.

2.                                    Cash Compensation.

Base Salary. The Company will pay you a salary at the rate of $365,000 per year with monthly compensation of $10,000 in cash and $20,416 as a stock option award (the “Option”) at the third party price per share ( as of the most recent board approved 409A valuation) of

$0.46/share which is equivalent to 44,382 shares per month. Once adequate funding is obtained, and as per board approval, the salary will convert to full cash compensation. Cash compensation will be payable in accordance with the Company’s standard payroll schedule and subject to withholding as legally required. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. (see page 14.)

Stock Compensation: Employee shall receive an option (the “Option”) to purchase up to 500,000 of fully vested stock option shares of the Company’s common stock, par value $0.0001 (the “Shares”), subject to the terms and conditions set forth in this Letter Agreement and to terms and conditions consistent with equity granted under the Company’s Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable equity grant agreement.

844.KEY.CURE | www.kiromic.com

Exercise Price. The Option will be exercisable at a price per Share that is granted in reliance on a third party 409A valuation.

(a)          Target Annual Bonus. The Company will implement a Bonus Plan and Compensation Policy, and you will be eligible to participate in such Bonus Plan and Compensation Policy, at the rate of 35% indexed to the achievement of corporate goals and performance objectives to be determined by the Company’s Board of Directors (the “Board”). Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Thereafter, you will be eligible to receive an annual bonus in such amount and upon such terms as shall be determined by the Board. Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but you will only be eligible for a bonus if you are still employed by the Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding. Bonuses will be granted on a case- by-case basis, pending completion of specific milestones as determined by the Company.

3.                                    Employee Benefits. You will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. You have the option to participate in the healthcare insurance plan, including dental and vision offered by Kiromic. Company pays for health insurance premium for employee only. Dental, vision and family health plans are paid for by the employee. Benefits include retirement plan as determined by the Board.

4.                                    Confidentiality; Employee Invention Assignment and Confidentiality Agreement.

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. If the Company learns that you are associated with or participate in a competing business without the Company’s written approval, you may be terminated.

5.                                    Employment Relationship. Employment with the Company is on “at will” basis upon terms and conditions of this letter agreement. Any contrary representations that may have been made to you are superseded by this letter agreement, which is the full and complete agreement between you and the Company on this term. As an employee at will, you may be terminated or may terminate your employment with 12 months’ notice at any time for any reason.

6.              Severance. In the event your employment is terminated by the Company without reason, you will be provided with severance of one year’s salary, payable in accordance with the Company’s standard payroll schedule, plus health benefits for one year.

7.                                    Tax Matters. As follows:

(a)                               Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)                                   Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

8.                                    Background Check and Authorization to Work. This offer of employment is contingent on the Company’s completion of a satisfactory background check of you. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please let us know.

9.                                     Interpretation, Amendment, and Enforcement. This letter agreement will be effective as of January 1, 2020. This letter agreement and the Company’s standard Proprietary Information and Inventions Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

10.                             Arbitration Agreement. Any controversy or claim arising out of or relating to this agreement or breach thereof, shall be settled by binding arbitration controlled by the rules of the American Arbitration Association. The number of arbitrator(s) shall be one. The seat of arbitration shall be Houston, Texas. Texas law shall also apply to the extent necessary to fill any gaps created by the rules of the American Arbitration Association. The arbitration award shall be final and binding on the parties. Judgement of the award rendered by the arbitrator(s) may be entered any court of competent jurisdiction. If any provision of this Arbitration Agreement is held illegal or unenforceable in a arbitration proceeding, such provision shall be severed and shall be inoperative, and the remainder of this Agreement shall remain operative and binding on the Parties. The arbitrator(s) shall have sole kompetenz-kompetenz regarding this Arbitration Agreement.

11.                             Severability. If any provision of this Agreement is held illegal or unenforceable in a judicial proceeding, such provision shall be severed and shall be inoperative, and the remainder of this Agreement shall remain operative and binding on the Parties.

12.                             Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

13.                             Entire Agreement. This Agreement, Exhibit A, and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

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[SIGNATURE PAGE TO FOLLOW]

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.

Very truly yours, KIROMIC, INC:

/s/ Tony Tontat
Tony Tontat CFO/COO

I have read and accept this employment offer.

/s/ Scott Dahlbeck
Scott Dahlbeck

Date:	01.09.2020